                                                        File Number 70-9379


                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549

                              Amendment No. 1
                                    to
                                 Form U-1

             APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
                        HOLDING COMPANY ACT OF 1935

                                    By

                      THE PEOPLES NATURAL GAS COMPANY
                            625 Liberty Avenue
                    Pittsburgh, Pennsylvania 15222-3197

                                    And

                           CNG PRODUCING COMPANY
                                 CNG Tower
                            1450 Poydras Street
                     New Orleans, Louisiana 70112-6000

         Subsidiaries of CONSOLIDATED NATURAL GAS COMPANYCNG Tower
                            625 Liberty Avenue
                    Pittsburgh, Pennsylvania 15222-3199

                      (a registered holding company )
                Names and addresses of agents for service:

  W. P. BOSWELL, Vice President            D. M. JOHNS, JR., Vice President
      and General Counsel                          and General Counsel
 The Peoples Natural Gas Company                  CNG Producing Company
      625 Liberty Avenue                                CNG Tower
Pittsburgh, Pennsylvania 15222-3197                1450 Poydras Street
                                          New Orleans, Louisiana 70112-6000


                     N. F. CHANDLER, General Attorney
              Consolidated Natural Gas Service Company, Inc.
                                 CNG Tower
                            625 Liberty Avenue
                    Pittsburgh, Pennsylvania 15222-3199
       2                                              File Number 70-9379

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                              Amendment No. 1
                                    to
                                 FORM U-1

             APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
                        HOLDING COMPANY ACT OF 1935




     The Peoples Natural Gas Company and CNG Producing Company hereby amend their application-declaration under the above file number as follows.



Item 1.  Proposed Transaction

         ____________________

     The following language is inserted, on page 6, at the end of the fourteenth paragraph in this item.



     "As of September 30, 1998, CNG had consolidated retained earnings of

     $1,542,197,000 and a total of $129,122,000 invested in FUCOs.  CNG currently has no significant investment in EWGs."



Item 2.  Fees, Commissions and Expenses

         ______________________________

      The phrase "Consolidated and Energy Services," on page 8, in the second line of the first paragraph in this item is changed to read "the applicants".









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Item 6.  Exhibits and Financial Statements
         _________________________________

      The following restated exhibit is made a part of this statement:



      (a)  Exhibits

      F      Opinion of counsel for PNG and CNGP.






                                 SIGNATURE


      Pursuant to the requirements of the Public Utility Holding Company

Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.




                                   THE PEOPLES NATURAL GAS COMPANY
                                   CNG PRODUCING COMPANY

                                   By  N. F. Chandler
                                       Their attorney




Date:  December 16, 1998